EXHIBIT 10
           (Ballard, Spahr, Andrews & Ingersoll letterhead)












                            June 30, 1989



  PCS Cash Fund, Inc.
  3531 Silverside Road
  Wilmington, DE  19810

  Gentlemen:

       We have acted as counsel for PCS Cash Fund, Inc. (the "Fund") in connection with the registration of the Fund under the Investment Company Act of 1940 (the "1940 Act") and the registration of shares of Common Stock, par value $.001 per share ("Shares") of the Fund under the Securities Act of 1933 (the "1933 Act"). In this regard, we have participated in the preparation of the Registration Statement on Form N-1A (Registration No. 33-26417) relating to the Fund and the Shares, which was filed by the Fund under the 1940 Act and the 1933 Act (the "Registration Statement").

       We are of the opinion that the Shares to be offered and sold by the Fund, when issued and sold pursuant to the terms described in the Registration Statement when it becomes effective and in conformity with applicable Federal and state securities laws, will be legally issued, fully paid and nonassessable.

       We consent to the use of our name in the Registration
  Statement under the caption 'Counsel' and to the filing of this opinion as an exhibit to the Registration Statement.


                                     Very truly yours,

                           /s/ Ballard, Spahr, Andrews & Ingersoll



                              1